Exhibit 2.4

DESCRIPTION OF SECURITIES

The following description of our capital stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our by-laws, which are incorporated by reference as an exhibit to the Annual Report on Form 20-F for the year ended December 31, 2019 of which this Exhibit is a part. We encourage you to read the bylaws for additional information.

General

We are an exempted company with limited liability incorporated under the laws of Bermuda with registration number 33273 from the Registrar of Companies. The rights of our shareholders will be governed by Bermuda law and by our memorandum of association and by-laws. Bermuda company law differs in some material respects from the laws generally applicable to Delaware corporations. Below is a summary of some of those material differences.

Share Capital

Our share capital consists of common shares only. Our authorized share capital consists of 5,171,949,000 common shares of par value US$0.001 per share. As of March 10,2020, there are 60,552,099 common shares outstanding. All of our issued and outstanding common shares are fully paid and non-assessable. We also have an employee incentive program, pursuant to which we have granted share awards to our senior management and certain key employees.

According to our bye-laws, if our share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of at least two-thirds of the issued shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of the class at which meeting the necessary quorum shall be two persons at least, in person or by proxy, holding or representing one-third of the issued shares of the class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

Our bye-laws give our board of directors the power to issue any unissued shares of the company on such terms and conditions as it may determine, subject to the terms of the bye-laws and any resolution of the shareholders to the contrary.

Shareholders’ rights

Holders of our common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Subject to preferences that may be applicable to any issued and outstanding preference shares, holders of common shares are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. Holders of common shares have no redemption, sinking fund, conversion, exchange or other subscription rights. In the event of our liquidation, the holders of common shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any outstanding preference shares.

Election and Removal of Directors

Our bye-laws provide that our board of directors will determine the maximum size of the board, provided that it shall be not be composed of fewer than three directors. The maximum number of directors currently allowed is nine directors and our board of directors currently consists of seven directors.

Our bye-laws provide that our directors shall hold office for such term as the shareholders shall determine or, in the absence of such determination, until the next annual general meeting or until their successors are elected or appointed or their office is otherwise vacated. Directors whose term has expired may offer themselves for re-election at each election of the directors.

Under our bye-laws, a director may be removed by a resolution adopted by 65% or more of the votes cast by shareholders who (being entitled to do so) vote in person or by proxy at any general meeting of the shareholders in accordance with the provisions of our bye-laws. Notice convened for the purpose of removing the director, containing a statement of the intention to do so, must be served on such director not less than 14 days before the meeting.

Any vacancy created by the removal of a director at a special general meeting may be filled at that meeting by the election of another director in his or her place or, in the absence of any such election, by the board of directors. Any other vacancy, including a newly created directorship, may be filled by our board of directors.

Meetings of Shareholders

Under Bermuda law, a company is required to convene the annual general meeting of shareholders each calendar year, unless the shareholders in a general meeting, elect to dispense with the holding of annual general meetings. Under Bermuda law and our bye-laws, a special general meeting of shareholders may be called by the board of directors and may be called upon the requisition of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings of shareholders.

Our bye-laws provide that, at any general meeting of the shareholders, the presence in person or by proxy of two or more shareholders representing in excess of 50% of the total issued voting shares of the company shall constitute a quorum for the transaction of business unless the company only has one shareholder, in which case such shareholder shall constitute a quorum. Unless otherwise required by law or by our bye-laws, shareholder action requires a resolution adopted by a majority of votes cast by shareholders at a general meeting at which a quorum is present.

Shareholder Proposals

Under Bermuda law, shareholders holding at least 5% of the total voting rights of all the shareholders having at the date of the requisition a right to vote at the meeting to which the requisition relates or any group composed of at least 100 or more shareholders may require a proposal to be submitted to an annual general meeting of shareholders. Under our bye-laws, any shareholders wishing to nominate a person for election as a director or propose business to be transacted at a meeting of shareholders must provide (among other things) advance notice, as set out in our bye-laws. Shareholders may only propose a person for election as a director at an annual general meeting.

Shareholder action by written consent

Our bye-laws provide that, except for the removal of auditors and directors, any actions which shareholders may take at a general meeting of shareholders may be taken by the shareholders through the unanimous written consent of the shareholders who would be entitled to vote on the matter at the general meeting.

Amendment of memorandum of association and bye-laws

Our memorandum of association and bye-laws may be amended with the approval of a majority of our board of directors and by a resolution by a majority of the votes cast by shareholders who (being entitled to do so) vote in person or by proxy at any general meeting of the shareholders in accordance with the provisions of the bye-laws.

Business combinations

A Bermuda company may engage in a business combination pursuant to a tender offer, amalgamation, merger or sale of assets. The amalgamation or merger of a Bermuda company with another company generally requires the amalgamation or merger agreement to be approved by the company’s board of directors and by its shareholders. Shareholder approval is not required where (a) a holding company and one or more of its wholly-owned subsidiary companies amalgamate or merge or (b) two or more wholly-owned subsidiary companies of the same holding company amalgamate or merge. Under the Bermuda Companies Act (save for such “short-form amalgamations”), unless a company’s bye-laws provide otherwise, the approval of 75% of the shareholders voting at a meeting is required to pass a resolution to approve the amalgamation or merger agreement, and the quorum for such meeting must be two persons holding or representing more than one-third of the issued shares of the company. Our bye-laws provide that an amalgamation or merger will require the approval of our board of directors and of our shareholders by a resolution adopted by 65% or more of the votes cast by shareholders who (being entitled to do so) vote in person or by proxy at any general meeting of the shareholders in accordance with the provisions of the bye-laws. Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder who did not vote in favor of the amalgamation or merger and who is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of the notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the value of those shares.

Under the Bermuda Companies Act, we are not required to seek the approval of our shareholders for the sale of all or substantially all of our assets. However, Bermuda courts will view decisions of the English courts as highly persuasive and English authorities suggest that such sales do require shareholder approval. Our bye-laws provide that the directors shall manage the business of the Company and may exercise all such powers as are not, by the Bermuda Companies Act or by these Bye-laws, required to be exercised by the Company in general meeting and may pay all expenses incurred in promoting and incorporating the company and may exercise all the powers of the Company including, but not by way of limitation, the power to borrow money and to mortgage or charge all or any part of the undertaking property and assets (present and future) and uncalled capital of the Company and to issue debentures and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or any other persons.

Under Bermuda law, where an offer is made for shares of a company and, within four months of the offer, the holders of not less than 90% of the shares not owned by the offeror, its subsidiaries or their nominees accept such offer, the offeror may by notice require the non-tendering shareholders to transfer their shares on the terms of the offer. Dissenting shareholders do not have express appraisal rights but are entitled to seek relief (within one month of the compulsory acquisition notice) from the court, which has power to make such orders as it thinks fit. Additionally, where one or more parties hold not less than 95% of the shares of a company, such parties may, pursuant to a notice given to the remaining shareholders, acquire the shares of such remaining shareholders. Dissenting shareholders have a right to apply to the court for appraisal of the value of their shares within one month of the compulsory acquisition notice. If a dissenting shareholder is successful in obtaining a higher valuation, that valuation must be paid to all shareholders being squeezed out or the purchaser may cancel the purchase notice sent.

Shareholder Suits

Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply under the Bermuda Companies Act for an order of the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

Our bye-laws contain a provision through which we and our shareholders waive any claim or right of action that we or they have, both individually and on our behalf, against any director or officer in relation to any action or failure to take action by such director or officer, including the breach of any fiduciary duty, except in respect of any fraud or dishonesty of such director or officer.

Dividends and Repurchase of Shares

Pursuant to our bye-laws, our board of directors has the authority to declare dividends and authorize the repurchase of shares subject to applicable law. Under Bermuda law, a company may not declare or pay a dividend if there are reasonable grounds for believing that the company is, or would after the payment be, unable to pay its liabilities as they become due or the realizable value of its assets would thereby be less than its liabilities. Under Bermuda law, a company cannot purchase its own shares if there are reasonable grounds for believing that the company is, or after the repurchase would be, unable to pay its liabilities as they become due.

Access to Books and Records and Dissemination of Information

Members of the general public have a right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include the company’s memorandum of association and any amendments thereto. The shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings of shareholders and the company’s audited financial statements. The company’s audited financial statements must be presented at the annual general meeting of shareholders, unless the board and all the shareholders agree to the waiving of the audited financials. The company’s share register is open to inspection by shareholders and by members of the general public without charge. A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Bermuda Companies Act, establish a branch register outside of Bermuda. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Comparison of Bermuda law to Delaware Corporate Law

Our shareholders could have more difficulty protecting their interests than would shareholders of a corporation incorporated in a jurisdiction of the United States. As a Bermuda company, we are governed by our memorandum of association and bye-laws and Bermuda company law. The provisions of the Bermuda Companies Act, which applies to us, differs in some material respects from laws generally applicable to U.S. corporations and shareholders, including the provisions relating to mergers and acquisitions, takeovers and shareholder lawsuits. Set forth below is a summary of these provisions, as well as modifications adopted pursuant to our bye-laws, which differ in certain respects from provisions of Delaware corporate law. Because the following statements are summaries, they do not discuss all aspects of Bermuda law that may be relevant to us and our shareholders.

Amalgamations, Mergers and Similar Arrangements. Pursuant to the Bermuda Companies Act, the amalgamation or merger of a Bermuda company with another company or corporation requires the amalgamation or merger agreement to be approved by the company’s board of directors and, under certain circumstances, by its shareholders. Under our bye-laws, an amalgamation or merger will require the approval of our board of directors and our shareholders by Special Resolution, which is a resolution adopted by 65% of more of the votes cast by shareholders who (being entitled to do so) vote in person or by proxy at any general meeting of the shareholders in accordance with the provisions of the bye-laws and the quorum for any general meeting must be two or more persons, in person or by proxy, representing in excess of 50% of the total of our issued voting shares. Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and who is not satisfied that he has been offered fair value for his shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.

Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the issued and outstanding shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction.

Shareholders’ Suits. Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association or bye-laws. When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply for an order of the Supreme Court of Bermuda regulating the conduct of the company’s affairs in the future or an order to purchase the shares of any shareholders by other shareholders or by the company and, in the case of a purchase by the company, for the reduction accordingly of the company’s capital, or otherwise.

Our bye-laws contain a provision by virtue of which we and our shareholders waive any claim or right of action that they have, both individually and on our behalf, against any director or officer in relation to any action or failure to take action by such director or officer, including the breach of any fiduciary duty, except in respect of any fraud or dishonesty of such director or officer. Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.